FIRST DYNASTY MINES LTD.
                              No. 1 Temasek Avenue
                           37th Floor, Millenia Tower
                                Singapore 039192

January 27, 1997

Global Gold Corporation
Global Gold Armenia Limited
438 West 37th Street
New York, New York
10018

Dear Sirs:

This letter is intended to set out the material terms upon which First Dynasty Mines Ltd. ("FDM") proposes to acquire an interest in Global Gold Armenia Ltd. ("Global Armenia").

We confirm our preliminary agreement as follows:

1.  Initial Commitments

Subject to the terms and conditions set forth herein and in the Term Sheet attached as a Schedule hereto, FDM will make the Initial Commitments set forth in the Term Sheet in consideration for the issuance by Global Armenia to FDM of a convertible grid promissory note, guaranteed by Global Gold Corporation ("Global Gold"), and secured by a pledge of the outstanding shares of Global Armenia. Pending satisfactory completion of FDM's due diligence, unless otherwise agreed by FDM, FDM shall not be obligated to make any investments or commitments in excess of the Initial Commitments.

2.  Due Diligence

As of and from the date hereof until March 30, 1997 or such other date as may be mutually agreed (the "Due Diligence Period"), FDM will be entitled to conduct thorough evaluations and investigations respecting Global Gold and Global Armenia (collectively "Global") and their respective ownership, assets, liabilities (actual and contingent) including, without limitation, Global Armenia's interest in mining projects in Armenia and all related books and records, financial statements, agreements, licenses, permits, concessions and authorizations, of every nature and other documentation, if any, relating to each or all of them. For this purpose, Global will grant access to its duly authorized directors, officers, employees, agents and advisors in a timely manner to all documents (and copies thereof), information and personnel relevant to such investigations and will cooperate fully and in a timely manner with all reasonable requests by FDM, its directors, officers, employees, agents and advisors in
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                                       -2-

respect of such evaluations and investigations. For greater certainty, at the reasonable request of FDM, its duly authorized directors, officers, employees, agents or advisors, Global will consent in writing in a timely manner to all inquiries and searches made of relevant governmental authorities which FDM, acting reasonably, deems desirable in the context of this transaction.

3.  Representations and Warranties of Global Gold

Each of Global Gold Armenia, jointly and severally, represents and warrants to FDM as follows (and recognize that FDM is relying upon these representations and warranties in making the Initial Commitments):

      (a) Global Gold is a corporation duly incorporated under the laws of Delaware with full corporate power and capacity to own its assets and conduct its business as presently conducted;

      (b) Global Armenia is a corporation duly incorporated under the laws of the Cayman Islands with full corporate power and capacity to own its assets and conduct its business as presently conducted;

      (c) Each of Global Gold and Global Armenia has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof;

      (d) neither the execution and delivery of this Agreement nor the fulfillment of the terms hereof conflicts with or will conflict with or result in a breach of the constating documents of Global Gold or Global Armenia;

      (e) Global Gold owns, directly, all of the issued and outstanding shares of the Global Armenia;

      (f) no person has any right, present or future, contingent or absolute, to acquire any shares or other securities of Global Armenia;

      (g) there is no litigation or regulatory investigation, actual or threatened, in respect of Global or its assets;

      (h) all necessary permits and licences under the Joint Venture Agreement have been received and AGRC owns all necessary title to the Tailings project thereunder. The terms of the Joint Venture Agreement are being complied with and Global has received no notice of non-compliance thereunder;
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                                       -3-

      (i) All of Global Gold's assets in respect of the Joint Venture Agreement in respect of the Armenian Gold Recovery and related assets (the "Armenian Project") have been validly transferred to Global Armenia;

      (j) Global has made full disclosure to FDM of the assets and liabilities of Global Armenia pursuant to the Global Armenia balance sheet provided by accountants prior to the date hereof and there are no contingent liabilities or material contracts relating to Global Armenia that have not been disclosed in writing to FDM. Except for accounts payable in the amount of approximately $1,350,000 incurred by Global Gold, there are no outstanding amounts payable by Global Gold or Global Armenia. Global Armenia has no actual or contingent liabilities in favour of Eyre Resources N.L. nor any other party having an original interest in Global Armenia or the Armenian Project, except for the engagement letter dated May 5, 1995 from Patterson, Belknap, Webb & Tyler LLP;

      (k) each of Global Gold and Global Armenia is in material compliance with applicable corporate, securities and other laws and regulations and no proceedings have been taken or authorized by any person with respect to bankruptcy, insolvency, liquidation, dissolution or winding up of Global Gold or Global Armenia;

      (l) no exemption, consent, filing or approval is required from any third party by, or with respect to, the execution and delivery of this agreement by Global Gold or Global Armenia; and

      (m)   only one share in the capital of Global Armenia has been issued.

FDM acknowledges that the foregoing representations and warranties in (c), (d),
(h), and (l) are subject to: (i) consent of applicable authorities to the pledging of Global Armenia shares to FDM and conversion of promissory notes by FDM; (ii) satisfaction of the bond requirements under the Decree dated June 29, 1996 and the $5 million investment requirement under the Joint Venture Agreement; such matters being the subject of satisfaction of the escrow conditions set forth in the Term Sheet.

4.  Representations and Warranties of FDM

FDM hereby represents and warrants to Global Gold as follows:

      (a) FDM is a corporation duly incorporated under the laws of the Yukon Territory with full corporate power and capacity to own its assets and conduct its business as presently conducted;
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                                       -4-

      (b) FDM has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof;

      (c) neither the execution and delivery of this Agreement nor the fulfilment of the terms hereof conflicts with or will conflict with or result in a breach of the constating documents of FDM; and

      (d) FDM is in material compliance with applicable corporate, securities and other laws and regulations and no proceedings have been taken or authorized by any person with respect to bankruptcy, insolvency, liquidation, dissolution or winding up of FDM.

5.  Covenants of Global

Global Gold and Global Gold Armenia jointly covenant and agree with FDM as follows:

      (a) unless, prior to entering into the Definitive Agreement, FDM notifies Global in writing that it does not intend to proceed with further investments in accordance with the terms hereof, Global will not perform any act or enter into any transaction or negotiation which would interfere or be inconsistent with the completion of the Term Sheet transactions;

      (b) Global will promptly notify FDM upon becoming aware that any of the representations and warranties of Global contained herein are no longer true and correct in any respect;

      (c) Global will promptly obtain the consents of the appropriate Armenian authorities and parties to the Joint Venture Agreement, as required, to the secured interests of FDM hereunder, the proposed equity ownership of FDM in Global Armenia, and all other matters in connection with the Term Sheet transactions, under the terms of the Joint Venture Agreement or otherwise;

      (d) Global shall not enter into any material commitment in respect of the Armenian project without the consent of FDM, which shall not be unreasonably withheld or delayed; and

      (e) During the Due Diligence period, Global Armenia shall not alter its share capital nor issue any additional shares or options on shares without the consent of FDM except as set forth in the Escrow conditions in the Term Sheet.
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                                       -5-
6.  Conditions

In addition to completion of due diligence by the parties hereto, completion of the Term Sheet transactions (other than the Initial Commitments upon satisfaction of the Escrow Conditions) will be subject to the mutual conditions that:

      (a) there is not then in force any order or decree of a court of competent jurisdiction or any governmental authority restraining, interfering with or enjoining the consummation of the transactions contemplated in this Agreement;

      (b) Global and FDM will have obtained all requisite governmental, regulatory and any other required third party consents and approvals necessary to complete the Term Sheet transactions (including, without limitation, all necessary approvals by The Toronto Stock Exchange by FDM and all necessary approvals of the Armenian authorities for the Term Sheet transactions); and

      (c) Global and FDM will have entered into the Definitive Agreement, on substantially the terms described in the Term Sheet.

7.  Definitive Agreement

FDM will enter into the Definitive Agreement as soon as reasonably practicable after the end of the Due Diligence Period (and not later than April 15, 1997 unless otherwise agreed by the parties) and the Definitive Agreement will incorporate the terms and conditions of this Agreement, together with such representations and warranties and additional covenants, terms and conditions respecting the Term Sheet transactions and all related matters as are usual and customary in transactions of a similar size and character. The Definitive Agreement will, when executed and delivered, replace this Agreement and the Term Sheet.

8.  Convertible Notes

Pending conversion to equity of convertible notes issued to FDM in accordance with the Term Sheet, investments made by FDM hereunder (and all further amounts advanced by FDM in respect of the Term Sheet transactions) shall be evidenced by grid promissory notes of Global Armenia, guaranteed by Global Gold, in substantially the form attached hereto as Schedule "A" (the "Notes"). Advances under the Notes will be used for the purposes set forth in the Term Sheet, and shall be convertible into stock of Global Armenia and have the other terms and conditions set forth in the Term Sheet.
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                                       -6-
9.  General Provisions

FDM and Global hereby agree that:

      (a)   time is and will be of the essence of this Agreement;

      (b) each of the parties hereto will execute and deliver all such further documents and instruments, give all such further assurances and do all such acts and things as may reasonably be required to give full effect to the terms of this Agreement;

      (c) this Agreement will enure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns;

      (d) no party may assign any of its right, title, interest or obligation under this Agreement without the prior written consent of the other party hereto, such consent not to be unreasonably withheld;

      (e) this Agreement may be executed in counterparts and all such counterparts together will constitute a single fully executed instrument and any facsimile signature on any such counterpart will, in the absence of evidence to the contrary, constitute an original signature.

      (f) all amounts in this Agreement and the Term Sheet are in United States dollars; and

      (g)   governing law for the definitive contract will be New York.

If the foregoing accurately reflects your understanding of our agreement, please so indicate by signing below and returning a copy of this letter to FDM.

Yours truly,

FIRST DYNASTY MINES LTD.

Per:

     /s/ [ILLEGIBLE]
     --------------------------

Agreed this 27th day of January, 1997.
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                                       -7-
GLOBAL GOLD CORPORATION


Per: /s/ Drury J. Gallahger
     --------------------------
     Authorized Signatory

Agreed this 27th day of January, 1997.

GLOBAL GOLD ARMENIA LIMITED


Per: /s/ Drury J. Gallahger
     --------------------------
     Authorized Signatory

                                    SCHEDULE

                                   TERM SHEET
                              (all amounts U.S. $)

Parties: First Dynasty Mines Ltd. ("FDM"), Global Gold Corporation ("Global Gold") and Global Gold Armenia Limited ("Global Armenia).

Initial Commitments:

      FDM to loan $675,000 to Global Armenia to repay one half of the outstanding accounts payable incurred by Global Gold and Global Armenia. Accounts payable to be satisfied in the following priority: 1. direct Armenia project costs (technical reports); 2. legal fees; and 3. other.

      AGRC to sign $640,000 Tailings Dam Construction Contract with Armhydro: 1. Upon signing FDM to fund $5,000 and 2. on or before February 10, 1997, FDM to fund $96,000; and 3. thereafter FDM to fund the balance as due.

      FDM to guarantee or co-sign for up to $3.5 million equipment purchase contract and up to $1 million engineering procurement and construction management contract between AGRC and Kilborn SNC Lavelin Inc. (the "Kilborn Contract") and FDM to advance funding for expenditures thereunder as jointly agreed by FDM and Global from time to time, subject to cancellation provisions agreed to by FDM.

Initial Documents to be Delivered by Global:

      Convertible grid promissory note evidencing Initial Commitments secured by a pledge of all of the outstanding shares of Global Armenia.

      Letters from Van Krikorian, counsel to Global, confirming status of Armenian joint venture as reasonably requested by FDM or its counsel.

      Legal opinions of Cayman and Armenian counsel as to legal status of Global Armenia and the joint venture and its assets, and as to the registration and enforceability of the security, as reasonably requested to FDM or its counsel.

      Escrow letter regarding payment of initial $675,000.
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                                       -2-
Escrow Arrangements

      Initial Commitments of $675,000 to be advanced by FDM to the law offices of Patterson, Belknap, Webb & Tyler by January 27, 1997 to be held in escrow pending satisfaction of escrow conditions.

      Tailings Dam Construction Contract and Kilborn Contract to be executed and held in escrow pending satisfactory of Escrow Conditions and initial funds to be available from FDM ($5,000 upon signing and $96,000 on February 10, 1997)-to be wire transferred to AGRC account in Yerevan.

      Convertible note and pledge of Global Armenia share to be executed and held in escrow pending satisfaction of escrow conditions.

      Escrow Conditions: Confirmation from Armenian joint venture partners and/or applicable Armenian authorities in form satisfactory to FDM and Global that (1) the Initial Commitments together funds already advanced by Global satisfy the $5 million investment criteria under the Joint Venture Agreement, Government Decree and L.I.M. guarantee and that AGRC has title to the Tailings project; (2) Consent is given for FDM to invest in Global Armenia as contemplated by this Agreement and the Term Sheet (initial pledge, convertibility into equity, additional investments); (3) Global Armenia to have issued 99,999 additional shares to Global Gold. Release of escrow to be effected upon faxed written directions to release from FDM and Global Gold.

Further Terms to be Incorporated into Definitive Agreement:

      Upon advancing an aggregate of $6,480,000, in respect of Armenian project expenses consisting of:

      1. Initial $675,000 loan to fund accounts receivables repayment;
      2. $640,000 advanced under the Tailings Dam Construction Contract;
      3. $4,500,000 advanced under the Kilborn Contract; and
      4. $675,000 loan to Global Armenia (balance of outstanding payables) on March 31, 1997 (if sufficient outstanding FDM warrants are exercised at first expiry date of March 31, 1997) or 90 days after signing hereof;

      FDM to be entitled to convert its promissory note(s) in the amount of $6,480,000 into shares of Global Armenia representing 25% of the outstanding stock of Global Armenia. FDM to be entitled to convert such notes at any time prior to completion of the foregoing investments, for a pro-rated percentage of Global Armenia's equity.
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                                       -3-

      Convertible notes, guaranteed by Global Gold, evidencing all advances will be secured, at the option of FDM, by one or more of: (1) a pledge of Global Armenia stock; (2) a security interest in the Joint Venture Agreement; (3) a security interest in tailings assets under the Joint Venture Agreement. FDM may request security in Global Gold Shares (up to a maximum 25% Global Gold stock fully diluted) if the foregoing security is insufficient. Global to obtain any necessary consents or approvals required under the Joint Venture Agreement to faciliate this security, and to provide FDM with evidence of registration and opinions as to enforceability as reasonably requested by FDM.

      If FDM does not elect to proceed with additional investments or does not elect to convert its notes to equity, FDM to be entitled to be repaid over four years in equal quarterly principal installments of 1/12 principal, commencing on March 31, 1998 with outstanding balance from time to time bearing interest at 10%, calculated and paid quarterly from January 1, 1998.

      FDM will be entitled to increase its interest in Global Armenia to 51% if FDM makes payments totalling $10 million (inclusive of the $5,480,000) and the tailings project has become operational in respect of the Tailings project. Additional funds advanced to be evidenced on grid promissory notes and secured by the security substantially similar to the aforesaid promissory note and security.

      FDM will be entitled to increase its interest in Global Armenia to 80% if joint venture arrangement in respect of Zod mine under joint venture agreement are not concluded by the time the tailings project has reached production or on January 1, 1998, whichever is later, provided that FDM has advanced $10 million in respect of the Tailings project which amount has not been repaid.

      FDM to be entitled to increase its interest in Global Armenia by 1% for each $500,000 invested for expenditures advanced in respect of development of Zod and Megrahdzor mines (excluding $10 million tailings expenditures) up to a maximum 80% of Global Armenia.

      Upon obtaining 80% of Global Armenia, FDM will be entitled to acquire the remaining 20% of Global Armenia by issuance of $10 million value of FDM common shares based on the market price of FDM shares at deemed price of $2.50; $10 million value of FDM shares to be increased proportionate to extent the mineable reserves at Zod and Megrahdzar mines (established after a drilling at depth at a particular time as agreed) exceed 5 million ounces (such that $10 million value is based on a mineable reserve of 5 million ounces; $12 million value is based on 6 million ounces and so on). Formulation subject to the Toronto Stock Exchange approval.

      Definitive agreement to contain an expanded schedule of representations and warranties of Global Gold and Global Armenia as to legal and financial status of Global Armenia and the joint venture and other appropriate representations reasonably requested by counsel to FDM.

      Shareholders agreement (to be entered into to govern ongoing affairs of Global Armenia at time of definitive document) to provide, among other things, that (1) from the date of the release of escrow of the Initial Commitments, FDM to be entitled to appoint 2 of 5 directors of Global Armenia, increasing to 3 of 5 if FDM acquires 51% to 80% of Global Armenia and thereafter increasing proportionate to ownership; (2) Global Armenia shall appoint one FDM representative on the AGRC board initially, increasing to two of three appointed by Global Armenia if FDM acquires ownership of 51% of Global Armenia; and (3) providing for certain matters requiring joint approval of the shareholders of Global Armenia subject to Global Gold's entitlement to one representative on the AGRC board for so long as it holds at least 20% of Global Armenia shares.

      Appropriate employment arrangements between Global Armenia and Messrs. Gallagher and Garrison to be agreed.

      FDM to consider feasibility of holding its investment in a United States subsidiary.